FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Melissa Trombetta (Investors)
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Mylan Reports Second Quarter 2017 Results and Updates 2017 Guidance

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - August 9, 2017 - Mylan N.V. (NASDAQ, TASE: MYL) today announced its financial results for the quarter and six months ended June 30, 2017.

Second Quarter 2017 Financial Highlights

•	Total revenues of $2.96 billion, up 16% compared to the prior year period

◦	North America segment third party net sales of $1.28 billion, down 9%; and up approximately 4% excluding the decrease in sales of the EpiPen® Auto-Injector of approximately $172 million

◦	Europe segment third party net sales of $954.3 million, up 59%

◦	Rest of World segment third party net sales of $692.6 million, up 29%

•
U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.55, up 67% over the prior year period. Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.10, down 5% over the prior year period.

•	U.S. GAAP cash provided by operating activities of $567.8 million, up 36% compared to $416.6 million in the prior year period

•
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Mylan CEO Heather Bresch commented, “Our industry, along with the entire healthcare sector, is at an inflection point. This is providing investors an opportunity to differentiate between pharmaceutical companies focused solely on generics and/or specialty medicines and those capable of delivering a broad and diverse portfolio across multiple channels in various geographies, which remains Mylan’s strategy.

Today, we are a global pharmaceutical company that is a leader in each of our regions, as demonstrated by our second quarter performance. We generated total revenues of close to $3 billion, a 16% year-over-year increase driven by growth in our Europe and Rest of World segments, which now account for more than half of Mylan’s total revenues. Challenges in our North America segment resulted in adjusted EPS of $1.10, down 5% compared to the same period in 2016.

“Given the region’s ongoing challenges and the uncertain U.S. regulatory environment, we have elected to defer all major U.S. launches from our full year 2017 financial guidance to 2018, including generic Advair® and generic Copaxone®. As a result, we now expect to deliver total revenues this year of between $11.5 billion and $12.5 billion, and adjusted EPS of between $4.30 and $4.70.

“Notwithstanding the above, as we look to 2018, we are moving our target of $6.00 in adjusted EPS to at least $5.40. This new target represents 20% growth from 2017 based on the midpoint of our revised adjusted EPS guidance range. Looking ahead, we continue to have great confidence in our underlying business in every region and the opportunities we have for long-term growth.”

President Rajiv Malik said, “Our global integrated platform has long given us the strength to manage whatever headwinds come our way and ensure sustainable growth. By having always managed Mylan for long-term success, we have been able to harvest many exciting opportunities, the most recent of which include our Meda and Topicals Business acquisitions, which continue to meet and exceed our expectations.

“We also continue to navigate a challenging competitive and pricing environment and expect generic price erosion for the year of mid-single digits globally, with high-single-digit erosion expected in North America. Furthermore, we continue to make great progress on our key pipeline programs, and while we may experience delays, mostly in the U.S., in realizing some of these opportunities, our confidence in our ability to bring these important products to market and maximize their potential has not changed.”

Mylan CFO Ken Parks added, "In the second quarter, Mylan once again drove strong cash flow generation, as demonstrated by the 48% increase in adjusted free cash flow to $613.1 million. This strength positions us well to reduce debt levels, while also allowing for financial flexibility for future growth opportunities and maintaining our commitment to our investment grade credit rating."

Total Revenues

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Unaudited; in millions)	2017	2016	Percent Change	2017	2016	Percent Change
Total Revenues	$2,962.2	$2,560.7	16%	$5,681.7	$4,752.0	20%
North America (1)	1,279.6	1,401.5	(9)%	2,494.5	2,559.0	(3)%
Europe (1)	954.3	600.9	59%	1,846.3	1,185.2	56%
Rest of World (1)	692.6	537.5	29%	1,273.1	971.8	31%
Other Revenues	35.7	20.8	72%	67.8	36.0	88%

(1)
As previously reported, effective October 1, 2016, we expanded our reportable segments as follows: North America, Europe and Rest of World. As a result, the amounts previously reported under the Specialty segment have been recast to North America and amounts related to Brazil are included in Rest of World for all periods presented. Segment amounts represent third party net sales.

Second Quarter 2017 Financial Results

Total Revenues

Total revenues were $2.96 billion in the second quarter of 2017, compared to $2.56 billion in the prior year period. Third party net sales for the current quarter were $2.93 billion compared to $2.54 billion for the prior year period, representing an increase of $386.6 million, or 15%. The increase in total revenues included third party net sales growth in the Europe segment of 59%, and in the Rest of World segment of 29%. Third party net sales declined in the North America segment by 9%. Contributing to the overall increase in total revenues were net sales from the acquisitions of Meda AB (publ) ("Meda") and the non-sterile, topical-focused business of Renaissance Acquisition Holdings, LLC (the "Topicals Business") totaling approximately $633.1 million. This increase was partially offset by a net decrease in net sales of existing products and lower new product introductions of approximately $232.9 million. The decrease from existing products was due primarily to lower pricing and, to a lesser extent, lower volumes in the current period. Other third party revenues for the current quarter were $35.7 million compared to $20.8 million in the prior year period, an increase of $14.9 million and was principally the result of an increase in royalty income from arrangements acquired in the Meda acquisition. The unfavorable impact of foreign currency translation on current quarter total revenues was approximately $14.0 million or less than 1%. Below is a summary of third party net sales in each of our segments for the three months ended June 30, 2017:

•
Third party net sales from North America were $1.28 billion for the quarter, a decrease of 9% when compared to the prior year period. Net sales from the acquisitions of Meda and the Topicals Business totaled approximately $150.7 million in the current quarter. Net sales were negatively impacted in the current quarter due to a decline in sales of existing products as a result of lower volume and pricing. As anticipated, the U.S. generics products experienced price erosion in the mid-single digits. Sales of the EpiPen® Auto-Injector declined in the current quarter as a result of increased competition, the impact of the launch of the authorized generic and higher accrued governmental rebates. The impact of foreign currency translation on current period third party net sales was less than 1% within North America.

•
Third party net sales from Europe were $954.3 million for the quarter, an increase of 59% when compared to the prior year period. The increase was primarily the result of net sales from the acquisition of Meda which totaled approximately $378.2 million. This increase was partially offset by lower volume on existing products. The unfavorable impact of foreign currency translation on current period third party net sales was $18.8 million, or 3% within Europe.

•
Third party net sales from Rest of World were $692.6 million for the quarter, an increase of 29% when compared to the prior year period. This increase was primarily driven by the acquisition of Meda which contributed net sales of approximately $104.2 million. In addition, net sales from existing products increased principally as a result of higher sales from our anti-retroviral (“ARV”) franchise, including active pharmaceutical ingredients, and increased sales in emerging markets. Sales from new products, primarily in Australia, also had a favorable impact. Throughout the segment, sales from new products and higher volumes on existing products more than offset lower pricing. Third party net sales from Rest of World were favorably impacted by the effect of foreign currency translation by approximately $8 million, or 2% during the three months ended June 30, 2017.

Total Gross Profit
Gross profit was $1.23 billion and $1.17 billion for the second quarter of 2017 and 2016, respectively. Gross margins were 41% and 46% in the second quarter of 2017 and 2016, respectively. Gross margins were negatively impacted in the current quarter by increased amortization expense as a result of the acquisitions of Meda and the Topicals Business by approximately 335 basis points and lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, by approximately 320 basis points, partially offset by the contributions from the acquired businesses. Adjusted gross profit was $1.60 billion and adjusted gross margins were 54% for the second quarter of 2017 compared to adjusted gross profit of $1.45 billion and adjusted gross margins of 56% in the prior year period. Adjusted gross margins were negatively impacted in the current quarter as a result of lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, by approximately 260 basis points, partially offset by the contributions from acquired businesses.

Total Profitability
Earnings from operations increased $62.5 million from the comparable prior year period primarily due to the increase in gross profit, partially offset by higher SG&A expense.

R&D expense increased slightly from the comparable prior year period due to the impact of acquisitions partially offset by lower expenditures principally related to the Company's respiratory programs due to the timing of clinical activities.

SG&A expense increased from the comparable prior year period primarily due to the additional expense related to the acquired businesses, partially offset by lower acquisition related costs, including consulting and legal costs and integration savings.

During the second quarter of 2017, the Company recorded a gain of $50.0 million in litigation settlements and other contingencies, net primarily as a result of a gain of approximately $88.1 million for a fair value adjustment related to the contingent consideration for the respiratory delivery platform. The fair value adjustment was the result of changes to assumptions relating to the timing of the product launch along with other competitive and market factors. Offsetting this gain, were litigation accruals of approximately $38.3 million during the current quarter primarily related to modafinil and EpiPen® Auto-Injector litigation matters.

U.S. GAAP net earnings increased by $128.6 million to $297.0 million for the three months ended June 30, 2017, compared to $168.4 million for the prior year period. Second quarter 2017 U.S. GAAP net earnings were positively impacted by the increase in earnings from operations and the non-operating gains described above. Partially offsetting this increase was higher interest expense in the current quarter primarily related to the Meda acquisition financing. U.S. GAAP EPS increased from $0.33 to $0.55 in the current quarter. Adjusted net earnings decreased to $589.9 million compared to $592.4 million for the prior year period. Adjusted EPS decreased to $1.10 from $1.16 in the prior year period. The current quarter includes the full dilutive impact of 26.4 million shares issued for the Meda acquisition.

EBITDA, which is defined as net earnings (excluding the losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $903.9 million for the quarter ended June 30, 2017 and $621.7 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $930.9 million for the quarter ended June 30, 2017 and $821.4 million for the comparable prior year quarter.

Six Months Ended June 30, 2017 Financial Results

Total Revenues

For the six months ended June 30, 2017, Mylan reported total revenues of $5.68 billion, compared to $4.75 billion for the comparable prior year period, representing an increase of $929.7 million, or 20%. Total revenues include both net sales and other revenues from third parties. The increase in total revenues included third party net sales growth in the Europe segment of 56%, and in the Rest of World segment of 31%. Third party net sales for the six months ended June 30, 2017 were $5.61 billion, compared to $4.72 billion for the comparable prior year period, representing an increase of $897.9 million, or 19%. Contributing to the overall increase in total revenues was net sales from the acquisitions of Meda and the Topicals Business totaling approximately $1.24 billion. This increase was partially offset by a net decrease in net sales from existing products and lower new product introductions of approximately $318.0 million. Other third party revenues for the six months ended June 30, 2017 were $67.8 million, compared to $36.0 million for the comparable prior year period, an increase of $31.8 million. The increase in other third party revenues was principally the result of an increase in royalty income from arrangements acquired in the Meda acquisition.

•
Third party net sales from North America decreased by $64.5 million or 3% during the six months ended June 30, 2017 when compared to the prior year period. Net sales of existing products decreased due to lower pricing and volume. This was partially offset by net sales from the acquisitions of Meda and the Topicals Business, totaling approximately $332.0 million. For the six month period ending June 30, 2017, the U.S. generics products experienced price erosion in the mid-single digits. Sales of the EpiPen® Auto-Injector declined in the six month period as a result of increased competition, the impact of the launch of the authorized generic and higher accrued governmental rebates. The impact of foreign currency translation on the current period third party net sales was insignificant within North America.

•
Third party net sales from Europe increased by $661.1 million or 56% during the six months ended June 30, 2017 when compared to the prior year period. This increase was primarily the result of net sales from the acquisition of Meda of approximately $716.0 million during the six months ended June 30, 2017. Net sales of existing products decreased primarily as a result of lower volume. The unfavorable impact of foreign currency translation on current period third party net sales was $43.1 million, or 4% within Europe.

•
Third party net sales from Rest of World increased by $301.3 million or 31% during the six months ended June 30, 2017 when compared to the prior year period. This increase was primarily the result of net sales from the acquisition of Meda totaling approximately $190.9 million.  In addition, net sales from existing products increased principally as a result of higher sales from our ARV franchise. Throughout the segment, sales from new products, particularly in Australia, and higher volumes on existing products more than offset lower pricing. The favorable impact of foreign currency translation was $20.8 million, or 2%.

Total Gross Profit
Gross profit for the six months ended June 30, 2017 was $2.31 billion and gross margins were 41%. For the six months ended June 30, 2016, gross profit was $2.08 billion and gross margins were 44%. Gross margins were negatively impacted in the current period by increased amortization expense as a result of the acquisitions of Meda and the Topicals Business by approximately 350 basis points, lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, by approximately 250 basis points, partially offset by the contributions from the acquired businesses noted above. Adjusted gross margins were approximately 54% for the six months ended June 30, 2017, compared to approximately 55% for the six months ended June 30, 2016. Adjusted gross margins were negatively impacted in the current period as a result of lower gross profit from the sales of existing products in North America, including the EpiPen® Auto-Injector, by approximately 200 basis points, partially offset by the contributions from the acquired businesses.

Total Profitability
Earnings from operations increased $184.1 million from the comparable prior year period primarily due to the increase in gross profit, partially offset by higher SG&A expense.

R&D expense for the six months ended June 30, 2017 was $398.6 million, compared to $433.1 million for the comparable prior year period, a decrease of $34.5 million. The decrease was due to lower expenditures totaling approximately $60.6 million principally related to the Company’s respiratory and biologics programs due to the timing of clinical activities when compared to the prior year period. Partially offsetting this decrease was the impact from the acquisitions of Meda and the Topicals Business, which increased R&D expense by approximately $31.9 million in the current year period.

SG&A for the six months ended June 30, 2017 was $1.25 billion, compared to $1.13 billion for the comparable prior year period, an increase of $121.5 million. The increase is due primarily to additional expense related to the acquisitions of Meda and the Topicals Business which increased SG&A by approximately $194.4 million. Partially offsetting this increase were lower acquisition related costs, including consulting and legal costs and integration savings.

During the six months ended June 30, 2017, the Company recorded a gain of approximately $88.1 million for a fair value adjustment related to the contingent consideration for the respiratory delivery platform. The fair value adjustment was the result of changes to assumptions relating to the timing of the product launch along with other competitive and market factors. Offsetting this gain, were litigation accruals of approximately $37.3 million primarily related to the modafinil and EpiPen® Auto-Injector litigation matters and a fair value loss of $9.9 million related to Jai Pharma Limited contingent consideration.
Other expense, net, was $29.8 million for the six months ended June 30, 2017, compared to $133.8 million for the comparable prior year period. For the six months ended June 30, 2016, other expense, net included foreign exchange losses of $53.7 million which included $84.2 million of unrealized mark-to-market losses related to the Company’s Swedish kronor ("SEK") non-designated foreign currency contracts that were entered into to economically hedge the SEK purchase price for the Meda acquisition, partially offset by foreign currency gains and the write off of approximately $33.2 million of financing fees related to the termination of the bridge credit agreement relating to the Meda acquisition.
U.S. GAAP net earnings increased by $181.1 million to $363.4 million for the six months ended June 30, 2017, compared to $182.3 million for the prior year period. For the six months ended June 30, 2017, U.S. GAAP net earnings were positively impacted by the increase in earnings from operations and the non-operating gains described above. Partially offsetting this increase was higher interest expense primarily related to the Meda acquisition financing. U.S. GAAP EPS increased from $0.36 to $0.68 in the current period. Adjusted net earnings increased to $1.09 billion from $978.7 million for the prior year period. Adjusted EPS increased to $2.03 from $1.92 in the prior year period. The current period includes the full dilutive impact of 26.4 million shares issued for the Meda acquisition.

EBITDA was $1.56 billion for the six months ended June 30, 2017, and $1.04 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.74 billion for the six months ended June 30, 2017 and $1.41 billion for the comparable prior year period.

Cash Flow
Net cash provided by operating activities was $1.02 billion for the six months ended June 30, 2017 compared to $497.1 million for the prior year period. Capital expenditures were approximately $109.3 million for the six months ended June 30, 2017 compared to approximately $121.0 million for the comparable prior year. Adjusted net cash provided by operating activities was $1.20 billion for the six months ended June 30, 2017 compared to $686.5 million for the prior year period. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $1.09 billion for the six months ended June 30, 2017, compared to $565.5 million in the prior year. Increases in 2017 were driven primarily by working capital improvements.

Guidance

Mainly as a result of expected delays in the timing of certain key new product launches, Mylan is revising its previous 2017 guidance. Mylan now expects 2017 total revenues in the range of $11.5 billion to $12.5 billion, the midpoint of which represents an increase of 8% versus 2016. As discussed in the "Non-GAAP Financial Measures" section below, Mylan is not otherwise providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure. Adjusted EPS is expected to be in the range of $4.30 to $4.70, the midpoint of which represents a decrease of 8% versus 2016.

The following table provides a summary of Mylan's revised 2017 full year guidance ranges.

Full Year 2017 Financial Guidance

(In millions, except for EPS and %s)	2017 Guidance Range	2017 Midpoint
Total Revenues	$11,500 - $12,500	$12,000
Adjusted Gross Margins	53.5% - 55.0%	54.3%
Adjusted R&D as % of Total Revenues	6.0% - 7.0%	6.5%
Adjusted SG&A as % of Total Revenues	19.0% - 20.0%	19.5%
Adjusted EBITDA	$3,750 - $3,950	$3,850
Adjusted Net Earnings	$2,300 - $2,500	$2,400
Adjusted EPS	$4.30 - $4.70	$4.50
Adjusted Cash Provided by Operating Activities	$2,500 - $2,800	$2,650
Capital Expenditures	$400 - $500	$450
Adjusted Free Cash Flow	$2,000 - $2,400	$2,200
Adjusted Effective Tax Rate	18.0% - 18.5%	18.3%
Average Diluted Shares Outstanding	535.0 - 540.0	537.5

Conference Call
Mylan N.V. will host a conference call and live webcast, today at 10:00 a.m. ET, to review the company's financial results for the second quarter ended June 30, 2017. The briefing can be accessed live by calling 800.514.4861 or 678.809.2405 for international callers (ID#: 53957196) or at the following address on the company's website: investor.mylan.com. A replay of the webcast will also be available on the website.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted net cash provided by operating activities, adjusted free cash flow, adjusted SG&A as a percentage of total revenues, adjusted R&D as a percentage of total revenues and adjusted effective tax rate are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment for the three and six months ended June 30, 2017 and 2016. Also, other than as described, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended June 30, 2017.
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the Meda transaction, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the targeted adjusted EPS in 2018, the target does not represent Company guidance and the Company is not providing a U.S. GAAP target or reconciliation because the Company has not quantified all future amounts, including U.S. GAAP amounts, related to this target.

Reconciliation of Adjusted Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three and six months ended June 30, 2017 compared to the prior year period:

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share amounts)	2017		2016		2017		2016
U.S. GAAP net earnings and U.S. GAAP diluted earnings per share	$297.0	$0.55	$168.4	$0.33	$363.4	$0.68	$182.3	$0.36
Purchase accounting related amortization (primarily included in cost of sales) (a)	355.0		255.4		704.2		504.7
Litigation settlements, net (b)	38.2		(0.1)		37.3		(1.6)
Interest expense	5.3		7.7		12.6		13.4
Accretion of contingent consideration liability and other fair value adjustments (c)	(79.9)		10.3		(62.2)		20.3
Clean energy investments pre-tax loss	21.7		20.1		44.0		45.6
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense) (d)	27.0		174.6		58.3		236.2
Restructuring related costs (e)	16.2		7.7		39.3		20.9
Other special items included in:
Cost of sales	8.0		8.4		15.1		22.2
Research and development expense (f)	9.7		10.3		74.8		76.4
Selling, general and administrative expense	2.0		7.2		7.9		2.2
Other expense, net	(0.8)		0.5		5.3		2.7
Tax effect of the above items and other income tax related items	(109.5)		(78.1)		(210.3)		(146.6)
Adjusted net earnings and adjusted EPS	$589.9	$1.10	$592.4	$1.16	$1,089.7	$2.03	$978.7	$1.92
Weighted average diluted ordinary shares outstanding	537.0		509.7		537.0		509.6
____________
Significant items for the three and six months ended June 30, 2017 include the following:

(a)	The increase in purchase accounting related amortization is due to the amortization expense associated with the intangible assets related to the Topicals Business and Meda acquisitions.

(b)	Litigation settlements, net increase is due to additional accruals for the modafinil and EpiPen® Auto-Injector litigation matters.

(c)	Change to contingent consideration liability is due to a gain recognized for the fair value adjustment of $88 million for the respiratory delivery platform contingent liability.

(d)
Acquisition related costs incurred in 2016 primarily relate to the acquisition of the Topicals Business (June 2016) and costs related to the Meda acquisition. These costs primarily related to consulting, professional, and legal costs. Acquisition related costs incurred in 2017 consist primarily of integration activities.

(e)
Restructuring related costs includes approximately $3.4 million recognized in cost of sales, $0.1 million recognized in R&D, and $12.7 million recognized in SG&A for the three months ended June 30, 2017. For the six months ended June 30, 2017, approximately $16.3 million is included in cost of sales, $1.4 million is included in R&D and $21.6 million is included in SG&A.

(f)
R&D expense for the three months ended June 30, 2017 includes $8.7 million related to Momenta collaboration expense. For the six months ended June 30, 2017, R&D expense includes an upfront expense of approximately $50 million related to a joint development and marketing agreement for a respiratory product, $14.5 million related to Momenta collaboration expense and other similar smaller agreements. For the six months ended June 30, 2016, R&D expense includes a $45 million upfront payment to Momenta and $15 million of milestone payments to Theravance Biopharma.

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2017 compared to the prior year period (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP net earnings	$297.0	$168.4	$363.4	$182.3
Add adjustments:
Net contribution attributable to equity method investments	21.7	24.9	54.9	55.8
Income tax provision	27.7	34.7	32.9	39.8
Interest expense	136.3	90.3	274.5	160.6
Depreciation and amortization	421.2	303.4	836.7	600.5
EBITDA	$903.9	$621.7	$1,562.4	$1,039.0
Add / (deduct) adjustments:
Share-based compensation expense	18.9	25.4	42.0	51.9
Litigation settlements and other contingencies, net	(50.0)	(0.1)	(41.0)	(1.6)
Restructuring & other special items	58.1	174.4	180.1	315.8
Adjusted EBITDA	$930.9	$821.4	$1,743.5	$1,405.1

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We market a growing portfolio of more than 7,500 products around the world, including antiretroviral therapies on which approximately 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our more than 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.

FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2017 full-year financial guidance and targeted 2018 adjusted EPS; that Mylan continues to have great confidence in its underlying business in every region and the opportunities Mylan has for long-term growth; that Mylan expects generic price erosion for the year of mid-single digits globally, with high-single-digit erosion expected in North America; that Mylan continues to make great progress on its key pipeline programs, and while it may experience delays, mostly in the U.S., in realizing some of these opportunities, Mylan’s confidence in its ability to bring these important products to market and maximize their potential has not changed; and that Mylan’s strong cash flow generation positions it well to reduce debt levels, while also allowing for financial flexibility for future growth opportunities and maintaining its commitment to its investment grade credit rating. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target,” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of Mylan's acquisition (the "EPD Transaction") of Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the "EPD Business") and the acquisition of Meda by Mylan (the "Meda Transaction"); changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; actions and decisions of healthcare and pharmaceutical regulators; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Meda Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction, the Meda Transaction, and the December 2016 announced restructuring program in certain locations, within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; with respect to the Company agreeing to the terms of a $465 million settlement with the U.S. Department of Justice and other government agencies related to the classification of the EpiPen® Auto-Injector and EpiPen Jr® Auto-Injector (collectively, "EpiPen® Auto-Injector") for purposes of the Medicaid Drug Rebate Program, the inability or unwillingness on the part of any of the parties to finalize the settlement, any legal or regulatory challenges to the settlement, and any failure by third parties to comply with their contractual obligations; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products, including but not limited to generic Advair, to market; success of clinical trials and Mylan's ability to execute on new product opportunities, including but not limited to generic Advair; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the potential impact of any change in patient access to the EpiPen® Auto-Injector and the introduction of a generic version of the EpiPen® Auto-Injector; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Net sales	$2,926.5	$2,539.9	$5,613.9	$4,716.0
Other revenues	35.7	20.8	67.8	36.0
Total revenues	2,962.2	2,560.7	5,681.7	4,752.0
Cost of sales	1,736.8	1,389.0	3,371.3	2,673.3
Gross profit	1,225.4	1,171.7	2,310.4	2,078.7
Operating expenses:
Research and development	181.1	179.5	398.6	433.1
Selling, general and administrative	620.9	581.4	1,252.2	1,130.7
Litigation settlements and other contingencies, net	(50.0)	(0.1)	(41.0)	(1.6)
Total operating expenses	752.0	760.8	1,609.8	1,562.2
Earnings from operations	473.4	410.9	700.6	516.5
Interest expense	136.3	90.3	274.5	160.6
Other expense, net	12.4	117.5	29.8	133.8
Earnings before income taxes	324.7	203.1	396.3	222.1
Income tax provision	27.7	34.7	32.9	39.8
Net earnings	297.0	168.4	363.4	182.3
Earnings per ordinary share:
Basic	$0.56	$0.33	$0.68	$0.37
Diluted	$0.55	$0.33	$0.68	$0.36
Weighted average ordinary shares outstanding:
Basic	535.0	504.4	534.7	497.1
Diluted	537.0	509.7	537.0	509.6

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2017	December 31, 2016
ASSETS
Assets
Current assets
Cash and cash equivalents	$612.8	$998.8
Accounts receivable, net	2,951.0	3,310.9
Inventories	2,610.2	2,456.4
Prepaid expenses and other current assets	791.9	756.4
Total current assets	6,965.9	7,522.5
Intangible assets, net	15,202.0	14,447.8
Goodwill	9,801.0	9,231.9
Other non-current assets	3,537.3	3,524.0
Total assets	$35,506.2	$34,726.2
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,026.2	$290.0
Other current liabilities	4,143.5	4,750.7
Long-term debt	14,025.6	15,202.9
Other non-current liabilities	3,478.0	3,365.0
Total liabilities	22,673.3	23,608.6
Noncontrolling interest	—	1.4
Mylan N.V. shareholders' equity	12,832.9	11,116.2
Total liabilities and equity	$35,506.2	$34,726.2

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
	2017	2016	% Change	2017 Currency Impact (1)	2017 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America (3)	$1,279.6	$1,401.5	(9)%	$3.0	$1,282.6	(8)%
Europe (3)	954.3	600.9	59%	18.8	973.1	62%
Rest of World (3)	692.6	537.5	29%	(8.1)	684.5	27%
Total third party net sales (3)	2,926.5	2,539.9	15%	13.7	2,940.2	16%

Other third party revenues	35.7	20.8	72%	0.3	36.0	73%
Consolidated total revenues	$2,962.2	$2,560.7	16%	$14.0	$2,976.2	16%

	Six Months Ended
	June 30,
	2017	2016	% Change	2017 Currency Impact (1)	2017 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America (3)	$2,494.5	$2,559.0	(3)%	$0.8	$2,495.3	(2)%
Europe (3)	1,846.3	1,185.2	56%	43.1	1,889.4	59%
Rest of World (3)	1,273.1	971.8	31%	(20.8)	1,252.3	29%
Total third party net sales (3)	5,613.9	4,716.0	19%	23.1	5,637.0	20%

Other third party revenues	67.8	36.0	88%	0.5	68.3	90%
Consolidated total revenues	$5,681.7	$4,752.0	20%	$23.6	$5,705.3	20%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating third party net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2017 constant currency third party net sales or revenues to the corresponding amount in the prior year.

(3)
Effective October 1, 2016, the Company expanded its reportable segments as follows: North America, Europe and Rest of World. As a result, the amounts previously reported under the Specialty segment have been recast to North America and amounts related to Brazil are included in Rest of World for all periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP cost of sales	$1,736.8	$1,389.0	$3,371.3	$2,673.3
Deduct:
Purchase accounting amortization and other related items	(350.2)	(249.7)	(693.5)	(493.3)
Acquisition related costs	(7.6)	(12.8)	(13.5)	(31.3)
Restructuring related costs	(3.4)	(2.6)	(16.3)	(4.0)
Other special items	(8.4)	(8.4)	(15.5)	(22.2)
Adjusted cost of sales	$1,367.2	$1,115.5	$2,632.5	$2,122.5

Adjusted gross profit (a)	$1,595.0	$1,445.2	$3,049.2	$2,629.5

Adjusted gross margin (a)	54%	56%	54%	55%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP R&D	$181.1	$179.5	$398.6	$433.1
Deduct:
Acquisition related costs	(0.3)	(0.1)	(0.6)	(0.2)
Restructuring related costs	(0.1)	(0.1)	(1.4)	(0.1)
Other special items	(9.7)	(10.3)	(74.8)	(76.4)
Adjusted R&D	$171.0	$169.0	$321.8	$356.4

Adjusted R&D as % of total revenues	6%	7%	6%	8%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP SG&A	$620.9	$581.4	$1,252.2	$1,130.7
Deduct:
Acquisition related costs	(17.5)	(27.0)	(41.5)	(62.7)
Restructuring related costs	(12.7)	(4.8)	(21.6)	(13.2)
Purchase accounting amortization and other related items	(4.9)	—	(5.1)	—
Other special items	(2.8)	(7.4)	(8.7)	(5.8)
Adjusted SG&A	$583.0	$542.2	$1,175.3	$1,049.0

Adjusted SG&A as % of total revenues	20%	21%	21%	22%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP total operating expenses	$752.0	$760.8	$1,609.8	$1,562.2
(Deduct) / Add:
Litigation settlements and other contingencies, net	50.0	0.1	41.0	1.6
R&D adjustments	(10.1)	(10.5)	(76.9)	(76.7)
SG&A adjustments	(37.9)	(39.2)	(77.0)	(81.7)
Adjusted total operating expenses	$754.0	$711.2	$1,496.9	$1,405.4

Adjusted earnings from operations (b)	$841.0	$734.0	$1,552.3	$1,224.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP interest expense	$136.3	$90.3	$274.5	$160.6
Deduct:
Interest expense related to clean energy investments (c)	(3.1)	(3.6)	(6.4)	(7.4)
Accretion of contingent consideration liability	(8.3)	(10.3)	(16.1)	(20.3)
Acquisition related costs	—	(4.0)	(0.2)	(5.9)
Other special items	(2.1)	(21.6)	(4.2)	(25.9)
Adjusted interest expense	$122.8	$50.8	$247.6	$101.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP other expense, net	$12.4	$117.5	$29.8	$133.8
Add:
Clean energy investments pre-tax loss	(21.7)	(20.1)	(44.0)	(45.6)
Purchase accounting related amortization	—	(5.6)	—	(11.3)
Financing related costs	(1.1)	(30.2)	(3.1)	(33.2)
Acquisition related costs	—	(84.2)	(0.8)	(84.2)
Other items	1.3	0.6	0.8	(1.6)
Adjusted other income	$(9.1)	$(22.0)	$(17.3)	$(42.1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP earnings before income taxes	$324.7	$203.1	$396.3	$222.1
Total pre tax non-GAAP adjustments	402.4	502.1	936.6	943.0
Adjusted earnings before income taxes	$727.1	$705.2	$1,332.9	$1,165.1

U.S. GAAP income tax provision	$27.7	$34.7	$32.9	$39.8
Adjusted tax expense	109.5	78.1	210.3	146.6
Adjusted income tax provision	$137.2	$112.8	$243.2	$186.4

Adjusted effective tax rate	18.9%	16.0%	18.2%	16.0%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S. GAAP net cash provided by operating activities	$567.8	$416.6	$1,020.7	$497.1
Add:
Restructuring related costs	34.3	66.9	89.5	66.9
Corporate contingencies	32.5	—	32.5	—
Acquisition related costs	29.4	26.8	52.3	88.3
R&D expense	—	—	5.0	60.0
Income tax items	—	(25.8)	—	(25.8)
Adjusted net cash provided by operating activities	$664.0	$484.5	$1,200.0	$686.5

Deduct:
Capital expenditures	(50.9)	(69.2)	(109.3)	(121.0)
Adjusted free cash flow	$613.1	$415.3	$1,090.7	$565.5
____________

(a)
U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.

Twelve Months Ended June 30, 2017 Debt-to-Adjusted EBITDA and Net Debt-to-Adjusted EBITDA Leverage Ratios

The stated historical non-GAAP financial measures, twelve months ended June 30, 2017 debt-to-adjusted EBITDA leverage ratio and twelve months ended June 30, 2017 net debt-to-adjusted EBITDA leverage ratio, are based on the sum of Mylan's adjusted EBITDA for the quarters ended September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017 as compared to Mylan's total debt and total net debt, respectively.

	Three Months Ended				Twelve Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	June 30, 2017
Mylan N.V. adjusted EBITDA, as reported	$1,060.9	$1,211.9	$812.7	$930.9	$4,016.4

Notional debt					$15,069.3
Short-term borrowings and capital leases					16.4
Total debt					$15,085.7
Less: cash and cash equivalents					612.8
Total net debt					$14,472.9

Debt-to-adjusted EBITDA leverage ratio					3.76

Net debt-to-adjusted EBITDA leverage ratio					3.60

Targeted Leverage of 3.7x Debt-to-Adjusted EBITDA at December 31, 2017

The stated forward-looking non-GAAP financial measure, targeted leverage at end of 2017 of ~3.7x debt-to-adjusted EBITDA, is based on the ratio of (i) targeted net debt at December 31, 2017 and (ii) targeted adjusted EBITDA for the year ended December 31, 2017. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage debt and adjusted earnings and EBITDA by the end of 2017 in order to generally maintain the target. This target does not reflect Company guidance.

Long-term average debt-to-adjusted EBITDA leverage target of ~3.0x

The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x net debt-to-adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.

Reconciliation of Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the respective quarterly periods (in millions):

	Three Months Ended
	September 30, 2016	December 31, 2016	March 31, 2017
U.S. GAAP net earnings	$(119.8)	$417.5	$66.4
Add adjustments:
Net contribution attributable to equity method investments	29.7	27.2	33.2
Income tax provision	(205.5)	(192.6)	5.2
Interest expense	144.4	149.8	138.2
Depreciation and amortization	445.9	476.6	415.5
EBITDA	$294.7	$878.5	$658.5
Add / (deduct) adjustments:
Share-based compensation expense	19.2	17.8	23.1
Litigation settlements and other contingencies, net	558.0	116.1	9.0
Restructuring & other special items	189.0	199.5	122.1
Adjusted EBITDA	$1,060.9	$1,211.9	$812.7